Exhibit (d)(40)

SUB-SUBADVISORY AGREEMENT

    AGREEMENT made as of this 7th day of March, 2022, by and between T. Rowe Price Associates, Inc., a Maryland corporation (the “Adviser”), T. Rowe Price Investment Management, Inc., a corporation organized and existing under the laws of the State of Maryland, United States of America (the “Subadviser”), and Brighthouse Investment Advisers, LLC, a Delaware limited liability company (the “Manager”).

    WHEREAS, the Manager serves as investment manager of Brighthouse Funds Trust I (the “Trust”), a Delaware statutory trust which has filed a registration statement (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended (the “1933 Act”) pursuant to a management agreement dated August 4, 2017, as amended from time to time (the “Management Agreement”); and

    WHEREAS, the Trust is comprised of several separate investment portfolios, one of which is the T. Rowe Price Mid Cap Growth Portfolio (the “Portfolio”); and

    WHEREAS, the Adviser serves as subadviser of the Portfolio pursuant to an investment advisory agreement dated August 4, 2017, as amended from time to time (the “Subadvisory Agreement”); and

    WHEREAS, the Adviser desires to avail itself of certain services, information, advice, assistance and facilities of an investment adviser to assist the Adviser in performing investment advisory services for the Portfolio; and

    WHEREAS, the Subadviser is registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Manager and the Adviser;

    NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

    1. Employment of the Subadviser. The Adviser hereby employs the Subadviser, subject to the supervision of the Manager and the Adviser, to manage the investment and reinvestment of the assets of the Portfolio, subject to the control and direction of the Trust’s Board of Trustees, for the period and on the terms hereinafter set forth, if, and only to the extent that, the Adviser delegates to the Subadviser any or all of the responsibilities of the Adviser under the Subadvisory Agreement pursuant to the terms thereof. The Subadviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Subdviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Manager, the Portfolio or the Trust in any way. The Subadviser may execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Portfolio, provided the

Subadviser receives the express agreement and consent of the Manager and/or the Trust’s Board of Trustees to execute futures account agreements, ISDA Master Agreements and other documents related thereto, which consent shall not be unreasonably withheld. In such respect, and only for this limited purpose, the Subadviser shall act as the Manager’s and the Trust’s agent and attorney-in-fact.

    2. Obligations of and Services to be Provided by the Subadviser. The Subadviser undertakes to provide the following services and to assume the following obligations:

    a. The Subadviser shall manage the investment and reinvestment of the portfolio assets of the Portfolio, all without prior consultation with the Manager or the Adviser, subject to and in accordance with the investment objective, policies and restrictions of the Portfolio set forth in the Trust’s Registration Statement, as it relates to the Portfolio (the “Registration Statement”) and the Trust’s Declaration of Trust and Bylaws (collectively, the “Charter Documents”), as such Registration Statement and Charter Documents may be amended from time to time, in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapter M and Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”) including but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder and any written instructions, policies and guidelines which the Manager, the Adviser or the Trust’s Board of Trustees may issue from time-to-time in accordance therewith, and in accordance with all applicable provisions of law, including without limitation all applicable provisions of the 1940 Act and the rules and regulations thereunder. In pursuance of the foregoing, the Subadviser shall make all determinations with respect to the purchase and sale of portfolio securities and shall take such action necessary to implement the same. The Subadviser shall render such reports to the Trust’s Board of Trustees, the Manager, the Adviser and the Portfolio’s administrator as they may reasonably request concerning the investment activities of the Portfolio, including without limitation all material as reasonably may be requested by the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act, and agrees to review the Portfolio and discuss the management of the Portfolio with representatives or agents of the Trust’s Board of Trustees, the Manager, the Adviser and the Portfolio’s administrator at their reasonable request. Unless the Manager or the Adviser gives the Subadviser written instructions to the contrary, the Subadviser shall, in good faith and in a manner which it reasonably believes best serves the interests of the Portfolio’s shareholders, timely direct the Portfolio’s custodian as to how to vote such proxies as may be necessary or advisable in connection with any matters submitted to a vote of shareholders of securities held by the Portfolio.

    b. Absent instructions from the Manager or the Adviser to the contrary and to the extent provided in the Trust’s Registration Statement, as such Registration Statement may be amended from time to time, the Subadviser shall, in the name of the Portfolio, place orders for the execution of portfolio transactions with or through such brokers, dealers or other financial institutions as it may select, including affiliates of the Subadviser, provided such orders comply with Rule 17e-1 (or any successor or other relevant regulations) under the 1940 Act.

    In the selection of brokers or dealers or other execution agents and the placing of orders for the purchase and sale of portfolio investments for the Portfolio, the Subadviser shall seek to obtain for the Portfolio the best execution available. In using its best efforts to obtain for the Portfolio the best execution available, the Subadviser, bearing in mind the Portfolio’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, breadth of the market in the security; price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience, execution capability, and financial stability of the broker or dealer involved; and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Board of Trustees, the Manager and the Adviser may determine and applicable law, including Section 28(e) of the Securities Exchange Act of 1934, the Subadviser may cause the Portfolio to pay a broker or dealer that provides brokerage and research services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to the Portfolio and to other clients of the Subadviser as to which the Subadviser exercises investment discretion.

    Subject to seeking the most favorable price and execution, the Board of Trustees, the Manager or the Adviser may direct the Subadviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment. To the extent the Subadviser is directed to use only the specified brokers for the Portfolio, the Trust may pay higher commissions or other transaction costs or greater spreads, or receive less favorable net prices, on transactions for the Portfolio than would otherwise be the case if the Subadviser used other or multiple brokers. Such direction regarding brokerage shall be in writing and subject to terms and conditions agreeable to the Subadviser.

    c. In connection with the placement of orders for the execution of the portfolio transactions of the Portfolio, the Subadviser shall create and maintain all necessary records pertaining to the purchase and sale of securities by the Subadviser on behalf of the Portfolio in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the SEC, the Trust, the Manager, the Adviser or any person retained by the Trust at all reasonable times. The Subadviser will furnish copies of such records to the Manager, the Adviser or the Trust within a reasonable time after receipt of a request from either the Manager, the Adviser or the Trust. Where applicable, such records shall be maintained by the Subadviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

    d. In accordance with Rule 206(4)-7 under the Advisers Act, the Subadviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Advisers Act and any rules thereunder by the Subadviser and its supervised persons. Further, the Subadviser reviews and shall continue to review, at least annually, its written policies and procedures and the effectiveness of their implementation and shall designate an individual (who is a supervised person) who is responsible for administering such policies and procedures.

    e. The Subadviser shall:

    i. Comply with the Trust’s written compliance policies and procedures pursuant to Rule 38a-1 under the 1940 Act, provided such policies and procedures have been furnished in writing to the Subadviser;

    ii. Promptly provide to the Manager and the Adviser copies of its annual compliance review report (or a summary of the process and findings);

    iii. Notify the Manager and the Adviser promptly of any contact from the SEC or other regulators or a Self-Regulatory Organization (“SRO”) (such as an examination, inquiry, investigation, institution of a proceeding, etc.) relating directly or indirectly to the Portfolio or that would have a material impact on the Subadviser; and

    iv. Notify the Manager and the Adviser promptly of any material compliance matters (as defined in Rule 38a-1 under the 1940 Act) relating directly or indirectly to the Portfolio, the Trust, the Manager, the Adviser or the Subadviser of which it is aware and actions taken in response to issues or items raised by the SEC, an SRO or other regulators; and

    v. Promptly notify the Manager and the Adviser of any matter that would be material to the management of the Portfolio by the Subdviser or its affiliated persons, in accordance with the requirements of Section 206 of the Advisers Act.

    f. The Subadviser shall (1) maintain procedures regarding the use of derivatives, and (2) provide such certifications and reports regarding the use of derivatives, including with respect to asset segregation, as may be reasonably requested by the Trust, the Manager or the Adviser.

    g. The Subadviser shall bear its expenses of providing services pursuant to this Agreement, but shall not be obligated to pay any expenses of the Manager, the Adviser, the Trust, or the Portfolio, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Portfolio; and (c) custodian fees and expenses.

    h. The Subadviser shall be responsible for the preparation and filing of Schedules 13D and 13G and Form 13F on behalf of the Portfolio. For these reports, the Subadviser shall only be responsible for reporting the assets of the Portfolio it is managing. The Subadviser shall not be responsible for the preparation or filing of any other reports required of the Portfolio by any governmental or regulatory agency, except as expressly agreed to in writing.

    i. The Subadviser shall promptly provide reasonable and good faith fair valuations for any securities or other investments/assets in the Portfolio for which the Subadviser believes current market quotations are not readily available or reliable. The Subadviser acknowledges that it may from time to time receive in its capacity as agent for the Portfolio information that is relevant to valuation of securities or other investments/assets in the Portfolio and agrees to promptly provide any such information to the Manager and the Adviser. The Subadviser may, in the event that it believes any such information constitutes material non-public information, notify the Manager and the Adviser to that effect.

    j. The Subadviser will notify the Trust, the Manager and the Adviser of any assignment of this Agreement or change of control of the Subadviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Subadviser, in each case prior to or promptly after, such change. The Subadviser agrees to bear all reasonable expenses of the Trust, if any, arising out of any assignment by, or change in control of, the Subadviser.

    k. In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, the Subadviser shall not consult with any other subadviser to the Portfolio or any subadviser to any other portfolio of the Trust or to any other investment company or investment company series for which the Manager serves as investment adviser concerning transactions of the Portfolio in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

    3. Compensation of the Subadviser. In consideration of services rendered pursuant to this Agreement, the Adviser will pay the Subadviser an investment management fee, if any, up to, but not more than 60% of the management fee paid to the Adviser under its Subadvisory Agreement with the Portfolio.

    4. Activities of the Subadviser. The services of the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired.

    The Subadviser shall be subject to a written code of ethics adopted by it that conforms to the requirements of Rule 204A-1 of the Advisers Act and Rule 17j-1(b) of the 1940 Act, and shall not be subject to any other code of ethics, including the Manager’s code of ethics, unless specifically adopted by the Subadviser.

    5. Subadviser’s Use of the Services of Others. The Subadviser may (at its cost) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Subadviser or Portfolio, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as the Subadviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Portfolio, as appropriate, or in the discharge of Subadviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor. The Subadviser shall promptly notify the Manager and the Adviser of the Subadviser’s use of any such services or facilities.

    6. Duties of the Adviser.

    a. The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Subadvisory Agreement, and shall oversee and review the Subadviser’s performance of its duties under this Agreement.

    b. Upon request from the Subadviser, the Adviser will furnish the Subadviser with copies of each of the following documents and any future amendments and supplements to such documents, if any, as soon as practicable after such request and such documents become available:

    i. The Charter Documents, as in effect on the date hereof and as amended from time to time;

    ii. Certified resolutions of the Board authorizing the appointment of the Adviser and the Subadviser and approving the form of the Subadvisory Agreement and this Agreement;

    iii. The Portfolio’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the SEC relating to the Portfolio and its shares and all amendments thereto (“Registration Statement”);

    iv. The Notification of Registration of the Portfolio under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

    v. The Portfolio’s Prospectus (as defined above); and

    vi. A certified copy of any financial statement or report prepared for the Portfolio by certified or independent public accountants, and copies of any financial statements or reports made by the Portfolio to its shareholders or to any governmental body or securities exchange.

    The Adviser shall furnish the Subadviser with any further documents, materials or information that the Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

    7. Use of Names. The Subadviser hereby consents to the Portfolio being named the T. Rowe Price Mid Cap Growth Portfolio. The Manager shall not use the name T. Rowe Price and any of the other names of the Subadviser or its affiliated companies and any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Subadviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Subadviser except for information which is otherwise publicly available; provided, however, that the Subadviser shall approve all uses of its name and that of its affiliates which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld. The Subadviser shall not use the name of the Trust, the Manager or any of their affiliates in any material relating to the Subadviser in any manner not approved prior thereto by the Manager; provided, however, that the Manager shall approve all uses of its or the Trust’s name which merely refer in accurate terms to the appointment of the Subadviser hereunder or which are required by the SEC or a state securities commission; and, provided, further, that in no event shall such approval be unreasonably withheld.

    The Manager and the Adviser recognize that from time to time directors, officers and employees of the Subadviser may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name “T. Rowe Price” or any derivative or abbreviation thereof as part of their name, and that the Subadviser or its affiliates may enter into investment advisory, administration or other agreements with such other entities.

    8. Limitation of Trust’s Liability. The Subadviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in the Trust’s Charter Documents. The Subadviser agrees that any of the Trust’s obligations shall be limited to the assets of the Portfolio and that the Subadviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of or other series of the Trust.

    9. Renewal, Termination and Amendment. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of one year and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance as to the Portfolio is specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Portfolio or by vote of a majority of the Trust’s Board of Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated as to the Portfolio at any time, without payment of any penalty, by the Trust’s Board of Trustees, by the Manager, by the Adviser, or by a vote of the majority of the outstanding voting securities of the Portfolio upon 60 days’ prior written notice to the Subadviser, or by the Subadviser upon 90 days’ prior written notice to the Manager and the Adviser, or upon such shorter notice as may be mutually agreed upon. In the event of termination of this Agreement by the Adviser, the Adviser shall notify the Manager of such termination immediately after the Adviser has provided notice of such termination to the Subadviser. This Agreement shall terminate automatically and immediately upon termination of either (i) the Management Agreement between the Manager and the Trust or (ii) the Subadvisory Agreement between the Manager and the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, except as otherwise provided by any rule of, or action by, the SEC. The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act and the rules, regulations and interpretations thereunder. This Agreement may be amended by written instrument at any time by the Subadviser, the Manager and the Adviser, subject to approval by the Trust’s Board of Trustees and, if required by applicable SEC rules, regulations, or orders, a vote of a majority of the Portfolio’s outstanding voting securities.

    10. Confidential Relationship. Any information and advice furnished by any party to this Agreement to the other party or parties shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation. All information disclosed as required by law, rule or regulation shall nonetheless continue to be deemed confidential.

    The Manager, the Adviser and the Subadviser hereby consent to the disclosure to third parties of (i) investment results and other data of the Manager, the Adviser, the Subadviser or the Portfolio in connection with providing composite investment results of the Subadviser and (ii) investments and transactions of the Manager, the Adviser, the Subadviser or the Portfolio in connection with providing composite information of clients of the Subadviser.

    11. Cooperation with Regulatory Authorities. The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

    12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

    13. Custodian. The Portfolio assets shall be maintained in the custody of its custodian. Any assets added to the Portfolio shall be delivered directly to such custodian. The Subadviser shall provide timely instructions directly to the custodian, in the manner and form as required by the agreement between the Trust and the custodian in effect from time to time (including with respect to exchange offerings and other corporate actions) necessary to effect the investment and reinvestment of the Portfolio’s assets. The Subadviser shall provide to the Manager and the Adviser a list of the persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Portfolio.

    14. Notices. All notices hereunder shall be provided in writing, by facsimile or by e-mail. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by facsimile; or upon read receipt or reply if delivered by e-mail, at the following addresses:

If to Trust:	Brighthouse Funds Trust I
125 High Street, Suite 732
Boston, Massachusetts 02110
Attn: Kristi Slavin
kslavin@brighthousefinancial.com (e-mail)

If to Manager:	Brighthouse Investment Advisers, LLC

125 High Street, Suite 732
Boston, Massachusetts 02110
Attn: Kristi Slavin
kslavin@brighthousefinancial.com (e-mail)

If to Adviser:	T. Rowe Price Associates, Inc.

100 East Pratt Street
Baltimore, MD 21202
Attn: Legal Subadvised Attorney
Email: Legal_Subadvised@troweprice.com

If to Subadviser:	T. Rowe Price Investment Management, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Legal Subadvised Attorney
Email: Legal_Subadvised@troweprice.com

    15. Information. The Manager hereby acknowledges that it has been provided with a copy of Part II of the Subadviser’s Form ADV at least 48 hours prior to the Manager’s execution of this Agreement.

    16. Miscellaneous. The Trust is an intended third-party beneficiary of this Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware and the applicable provisions of the 1940 Act. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

By:	/s/ Kristi Slavin
Kristi Slavin
President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Terence Baptiste

Name:	Terence Baptiste

Title:	Vice President

T. ROWE PRICE INVESTMENT MANAGEMENT, INC.

By:	/s/ Terence Baptiste

Name:	Terence Baptiste

Title:	Vice President